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                                                                     EXHIBIT  11



                       THE LIMITED, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)



                                                                                           Thirteen Weeks Ended
                                                                                      -------------------------------
                                                                                      April 29,1995    April 30, 1994
                                                                                      -------------    --------------
Net income                                                                                $39,211        $47,276
                                                                                      =============    ==============
Common shares outstanding:

     Weighted average                                                                      379,454       379,454

     Dilutive effect of stock options                                                          650           671

     Weighted average treasury shares                                                      (22,129)      (21,562)
                                                                                      -------------    --------------
     Weighted average used to calculate
            net income per share                                                           357,975      358,563
                                                                                      =============    ==============
Net income per share                                                                          $.11         $.13
                                                                                      =============    ==============